PROSPECTUS SUPPLEMENT                        Filed Pursuant to Rule 424(b)(3) of
                                             the Rules and Regulations Under the
(To Prospectus dated June 7, 1999            Securities Act of 1933
and to the Prospectus Supplements dated
July 22, 1999 and August 11, 1999)
                                            Registration Statement No. 333-63563


                               INSILCO HOLDING CO.

                                  COMMON STOCK
                        WARRANTS TO PURCHASE COMMON STOCK
                           PAY-IN-KIND PREFERRED STOCK


                        ---------------------------------


RECENT DEVELOPMENTS
-------------------

         Attached hereto and incorporated by reference herein is the Form 8-K of Insilco Holding Co., dated August 24, 1999, filed with the Securities and Exchange Commission on August 31, 1999.


                        ---------------------------------


         This Prospectus Supplement, together with the Prospectus, is to be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sale of the above-referenced securities in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. DLJSC may act as principal or agent in such transactions.



September 3, 1999

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                         DATE OF REPORT: AUGUST 24, 1999



                               INSILCO HOLDING CO.
             (Exact Name of Registrant as specified in its charter)




         Delaware                       0-24813               06-1158291
         --------                       -------               ----------
(State or other jurisdiction of  (Commission File No.)   (IRS Employer
incorporation or organization)                           Identification Number)



                              425 Metro Place North
                                   Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468

               (Address, including zip code, and telephone number
                       including area code of Registrant's
                          principal executive offices)

ITEM 5.  OTHER EVENTS.

The Company's press release issued August 24, 1999 is attached as an exhibit and is incorporated herein by reference.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c)   Exhibits.

           Exhibit No.                    Description

              99 (a)      Press release of the Company issued August 24, 1999.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               INSILCO HOLDING CO.
                                            -----------------------------------
                                            Registrant



Date:  August 24, 1999                 By:     /s/   Michael R. Elia
                                            -----------------------------------
                                            Michael R. Elia
                                            Sr. Vice President Chief Financial
                                              Officer

                                  EXHIBIT INDEX



     Exhibit No.           Description


     99 (a)           Press release of the Company issued August 24, 1999.

Exhibit 99 (a)




Excellence in Electronics, Telecommunications, Automotive, Publishing
--------------------------------------------------------------------------------

                                  NEWS RELEASE

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE   CONTACT: INVESTORS: STEPHEN J. SMITH        MEDIA: MELODYE DEMASTUS
                                            VICE PRESIDENT AND             MELROSE CONSULTING
                                            TREASURER                      (614) 771-0860
                                            (614) 791-3101

                 INSILCO HOLDING CO. SELLS ROMAC METALS DIVISION

         COLUMBUS, OHIO, AUGUST 24, 1999 - INSILCO HOLDING CO. (OTC BULLETIN
BOARD: INSL) today reported that it had sold its Romac Metals division to Somerset, New Jersey-based Acme Tube, Inc., a member of the Premiere Pipe and Tube Group. Romac, headquartered in Troutman, North Carolina, employs 130 associates and is a manufacturer of specialty stainless steel tubing used in a variety of applications. Financial terms of the transaction were not disclosed.

         David A. Kauer, Insilco President and CEO, said, "As we previously reported, our intent is to refine our strategic focus on key businesses within our automotive and technologies segments. Romac has been manufacturing high-quality tubing for years, however, we determined that Romac does not fit with our strategy. We appreciate the loyalty and dedication of Romac employees and wish them the best in the future."

         Insilco Holding Co., based in suburban Columbus, Ohio, is a diversified manufacturer of industrial components and a supplier of specialty publications. The Company's industrial business units serve the automotive, electronics, telecommunications and other industrial markets, and its publishing business serves the school yearbook market. It had revenues in 1998 of $535.6 million.

Investor Relations Contact: Stephen Smith (614) 792-3101 or write to Insilco Holding Co., Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860. You may also visit our web site at http://www.insilco.com.